Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NEW BLACKROCK, INC.

New BlackRock, Inc., a Delaware corporation (hereinafter the “Corporation”) hereby certifies as follows:

1. The name of the corporation is New BlackRock, Inc. The original certificate of incorporation of the Corporation (the “Original Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on February 13, 2006 under the name New Boise, Inc.

2. This Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) amends and restates in its entirety the Corporation’s Original Certificate of Incorporation and has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) and by written consent of the stockholders of the Corporation and duly executed and acknowledged by the officers of the Corporation in accordance with Section 103 of the DGCL.

3. The Original Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the corporation is New BlackRock, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware, and the name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: A. Authorized Shares. The Corporation shall be authorized to issue 1,000,000,000 shares of stock, of which (i) 500,000,000 shares shall be shares of Common Stock, par value $0.01 per share (the “Common Stock”) and (ii) 500,000,000 shares shall be shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

B. Preferred Stock. The Preferred Stock may be issued from time to time in one or more classes or series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in one or more classes or series and, by filing a certificate pursuant to the DGCL (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such class or series, and to fix the designations, voting powers (if any), privileges, preferences and relative, participating, optional or other special rights of the shares of each such class or series and the qualifications, limitations and restrictions thereon. The authority of the Board of Directors with respect to each class or series shall include, but not be limited to, determination of the following:

(1) the designation of the class or series, which may be by distinguishing number, letter or title;

(2) the number of shares of the class or series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding) in the manner permitted by law;

(3) the rate of any dividends (or method of determining the dividends) payable to the holders of the shares of such class or series, any conditions upon which such dividends shall be paid, the form of payment thereof (whether cash, securities of the Corporation, securities of another person or other assets) and the date or dates or the method for determining the date or dates upon which such dividends shall be payable;

(4) whether dividends, if any, shall be cumulative or noncumulative and, in the case of shares of any class or series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such class or series shall cumulate;

(5) if the shares of such class or series may be redeemed by the Corporation, the price or prices (or method of determining such price or prices) at which, the form of payment of such price or prices (which may be cash, property or rights, including securities of the Corporation or of another corporation or other entity) for which, the period or periods within which and the other terms and conditions upon which the shares of such class or series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events, if any, including the obligation, if any, of the Corporation to purchase or redeem shares of such class or series pursuant to a sinking fund or otherwise;

(6) the amount payable out of the assets of the Corporation to the holders of shares of the class or series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(7) provisions, if any, for the conversion or exchange of the shares of such class or series, at any time or times, at the option of the holder or holder thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same class of capital stock of the Corporation or into any other security of the

Corporation, or into the stock or other securities of any other corporation or other entity, and the price or prices or rate or rates of conversion or exchange and any adjustments applicable thereto, and all other terms and conditions upon which each conversion or exchange may be made;

(8) restrictions on the issuance of shares of the same class or series or of any other class or series of capital stock of the Corporation, if any; and

(9) the voting rights and powers, if any, of the holders of shares of the class or series.

C. Common Stock.

(1) For so long as any Stockholder Agreement shall remain in effect, the Corporation shall recognize the restrictions on transfer contained therein with respect to the parties thereto; provided that in connection with any transfer of any stock of the Corporation pursuant to or as permitted by the Stockholder Agreement, or in connection with the making of any determination referred to therein:

(a) the Corporation shall be under no obligation to make any investigation of facts unless an officer, employee or agent of the Corporation responsible for making such transfer or determination has substantial reason to believe, or unless the Board of Directors (or a committee of the Board of Directors designated for the purpose) determines that there is substantial reason to believe, that any affidavit or other document is incomplete or incorrect in a material respect or that an investigation would disclose facts upon which any determination should be made, in either of which events the Corporation shall make or cause to be made such investigation as it may deem necessary or desirable in the circumstances and have a reasonable time to complete such investigation; and

(b) neither the Corporation nor any director, officer, employee or agent of the Corporation shall be liable in any manner for any action taken or omitted in good faith.

(2) No stockholder shall be entitled to exercise any right of cumulative voting.

FIFTH: A. Stockholder Meetings.

(1) Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. An annual meeting of the stockholders of the Corporation for the election of directors and for the transaction of such other business as may come before the meeting shall be held at such time and place as shall be determined in accordance with the Bylaws. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws.

(2) Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or distributions upon liquidation, special meetings of stockholders of the Corporation of any class or series for any purpose or purposes may be called only by:

(a) the Chairman of the Board of Directors;

(b) the President of the Corporation;

(c) a majority of the Board of Directors; or

(d) any committee of the Board of Directors the powers and authority of which include the power and authority to call such meetings.

B. Action by Written Consent. Any action required or permitted to be taken at any annual or special meeting of the stockholders may be effected by written consent of such stockholders pursuant to Section 228 of the DGCL if such action has been approved in advance by the requisite vote of the Board of Directors.

SIXTH: A. Powers of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which shall be constituted as provided in this Article and as provided by law.

B. Number of Directors. The Board of Directors shall initially consist of 17 directors, which number of directors may be increased or decreased from time to time pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors, subject to the provisions of the Bylaws and any Stockholder Agreement.

C. Classes, Election and Term. The Board of Directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Class I directors shall be elected initially for a one-year term, Class II directors initially for a two-year term and Class III directors initially for a three-year term. At each succeeding annual meeting of stockholders beginning in 2007, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting of the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation or removal from office.

D. Removal of Directors. Except as may be provided in a resolution or resolutions providing for any class or series of Preferred Stock with respect to any directors elected by the holders of such class or series, any director, or the entire Board of Directors, may be removed from office at any time, only for cause (as defined by the Corporation’s Bylaws), by the affirmative vote of the holders of at least eighty percent (80%) of the votes entitled to be cast by the Voting Stock.

E. Meetings of the Board of Directors. Meetings of the Board of Directors may be held within or without the State of Delaware, as the Bylaws may provide.

F. Quorum; Required Vote

G. Except as otherwise provided by law or any Stockholder Agreement, but only until the termination of such Stockholder Agreement in accordance with its terms:

(1) at all meetings of the Board of Directors, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business, and

(2) the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors.

SEVENTH: A. Liability. A director of the Corporation shall, to the maximum extent permitted by the laws of the State of Delaware, as now or hereafter in effect, have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

B. Indemnification.

(1) The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article SEVENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

(2) The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SEVENTH to directors and officers of the Corporation.

(3) The rights to indemnification and to the advance of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

C. Modification.

(1) Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any exclusion of liability, rights to indemnification and to the advancement of expenses or other protection of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

(2) Any repeal or modification of the laws of the State of Delaware, as are now or hereafter in effect, shall not adversely affect any rights to indemnification and to the advancement of expenses or other protection of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

EIGHTH: The Corporation shall be subject to Section 203 of the DGCL.

NINTH: A. Certain Acknowledgments. The provisions of this Article NINTH shall regulate and define the conduct of certain of the business and affairs of the Corporation in relation to any Significant Stockholder and Affiliated Companies (as defined below in this Article NINTH) thereof, in recognition and anticipation that:

(1) one or more Significant Stockholder will be a significant stockholder of the Corporation;

(2) the directors, officers and/or employees of Significant Stockholders or of Affiliated Companies thereof may serve as directors of the Corporation;

(3) Significant Stockholders and the Affiliated Companies thereof engage, are expected to continue to engage, and may in the future engage in the same, similar or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities than overlap with or compete with those in which the Corporation, directly or indirectly, may engage;

(4) the Corporation and Affiliated Companies thereof will or may engage in material business transactions with a Significant Stockholder and Affiliated Companies thereof; and

(5) as a consequence of the foregoing, it is in the best interests of the Corporation that the respective rights and duties of the Corporation, any Significant Stockholder and the Affiliated Companies of each, and the duties of any directors or officers of the Corporation who are also directors, officers or employees of the Significant Stockholder or Affiliated Companies thereof, be determined and delineated in respect of any agreements, arrangements or transactions between, or opportunities that may be suitable for both, the Corporation and Affiliated Companies thereof, on the one hand, and the Significant Stockholder and Affiliated Companies thereof, on the other hand.

Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article NINTH.

The provisions of this Article NINTH are in addition to, and not in limitation of, the provisions of the DGCL and the other provisions of this Certificate of Incorporation. Any agreement, arrangement, transaction or business relationship which does not comply with the procedures set forth in this Article NINTH shall not by reason thereof be deemed void or voidable or result in any breach of any fiduciary duty or duty of loyalty or failure to act in good faith or in the best interests of the Corporation or derivation of any improper personal benefit, but shall be governed by the provisions of this Certificate of Incorporation, the Bylaws, the DGCL and other applicable law,

B. Certain Agreements, Arrangements and Transactions Permitted; Certain Fiduciary Duties of Certain Stockholders, Directors and Officers. The Corporation may from time to time enter into and perform, and cause or permit any Affiliated Company of the Corporation to enter into and perform, one or more agreements (or modifications or supplements to pre-existing agreements), arrangements or transactions with a Significant Stockholder or Affiliated Companies thereof pursuant to which the Corporation or an Affiliated Company thereof, on the one hand, and the Significant Stockholder or an Affiliated Company thereof, on the other hand, agree to or do engage in transactions of any kind or nature with each other or with Affiliated Companies thereof and/or agree to or do compete, or refrain from competing or limit or restrict their competition, with each other, including allocating and causing their respective directors, officers and employees (including any who are directors, officers or employees of both) to allocate opportunities between or to refer opportunities to each other. No such agreement, arrangement or transaction shall be considered void or voidable solely (i) due to the nature of the parties thereto or due to the existence of circumstances as described in paragraph (A) of this Article NINTH or (ii) because any one or more of the officers or directors of the Corporation who are also directors or officers of the Significant Stockholder or any Affiliated Companies thereof are present at or participate in the meeting of the Board of Directors or committee thereof which authorizes the agreement, arrangement or transaction, or solely because his or their votes are counted for such purpose. No such agreement, arrangement or transaction or the performance thereof by the Corporation or the Significant Stockholder or any Affiliated Company thereof shall be considered (i) contrary to any fiduciary duty or duty of loyalty that the Significant Stockholder or any Affiliated Company thereof may owe to the Corporation or any Affiliated Company thereof or to any stockholder or other owner of an equity interest in the Corporation by reason of the Significant Stockholder or any Affiliated Company thereof being a Significant Stockholder of the Corporation or participating in control of the Corporation or any Affiliated Company thereof or (ii) contrary to any fiduciary duty or duty of loyalty of any director or officer of the Corporation who is also a director, officer or employee of the Significant Stockholder or any Affiliated Company thereof to the Corporation or such Affiliated Company or any stockholder or other owner of an equity interest therein. In addition, with respect to any such agreement, arrangement or transaction, the directors and officers of the Corporation who are also directors and officers of the Significant Stockholder or any Affiliated Company thereof (i) shall have fully satisfied their fiduciary duties to the Corporation and the stockholders, (ii) shall be deemed to have acted in good faith and in a manner such persons reasonably believe to be in and not opposed to the best interests of the Corporation and (iii) shall be deemed not to have breached their duties of loyalty to the Corporation and its stockholders and not to have derived an improper personal benefit therefrom, if such agreement, arrangement or transaction shall have been approved in accordance with the terms of any Stockholder Agreement to which such Significant Stockholder is a party.

Neither a Significant Stockholder, as a stockholder of the Corporation, nor any Affiliated Company thereof, shall have or be under any fiduciary duty or duty of loyalty to refrain from entering into any agreement or participating in any agreement, arrangement or transaction that meets the requirements of this paragraph (B) and no director of the Corporation who is also a director, officer or employee of the Significant Stockholder or any Affiliated Company thereof shall have or be under any fiduciary duty or duty of loyalty to the Corporation to refrain from acting on behalf of the Corporation or any Affiliated Company thereof in respect of any such agreement, arrangement or transaction or performing any such agreement, arrangement or transaction in accordance with its terms. The failure of any agreement, arrangement or transaction between the Corporation or an Affiliated Company thereof, on the one hand, and the Significant Stockholder or an Affiliated Company thereof, on the other hand, to satisfy the requirements of this Article NINTH shall not, by itself, cause such agreement, arrangement or transaction to constitute any breach of any fiduciary duty or duty of loyalty to the Corporation or to any Affiliated Company thereof, or to any stockholder or other owner of an equity interest therein, by the Significant Stockholder or such Affiliated Company thereof or by any director or officer of the Corporation, the Significant Stockholder or any of their respective Affiliated Companies.

For purposes of this Article NINTH, any agreement, arrangement or transaction with any corporation, partnership, joint venture, association or other entity in which the Corporation owns (directly or indirectly) fifty percent or more of the outstanding voting stock, voting power, partnership interests or similar ownership interests, or with any officer or director thereof, shall be deemed to be an agreement, arrangement or transaction with the Corporation.

C. Corporate Opportunities.

(1) A Significant Stockholder and its Affiliated Companies shall have no fiduciary duty, duty of loyalty or other duty not to (i) engage in the same or similar activities or lines of business as the Corporation, (ii) do business with any client or customer of the Corporation or (iii) employ or otherwise engage any officer or employee of the Corporation, and none of the Significant Stockholder nor its Affiliated Companies nor any officer or director thereof shall be liable to the Corporation or its stockholders or other owner of an equity interest therein for breach of any fiduciary duty or duty of loyalty by reason of any such activities of the Significant Stockholder or any Affiliated Company thereof or of such person’s participation therein. In the event that a Significant Stockholder or any Affiliated Company thereof acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Significant Stockholder or any Affiliated Company thereof and the Corporation, neither the Significant Stockholder nor its Affiliated Companies nor any officer or director thereof (even if such officer or director is also an officer or director of the Corporation) shall have any duty to communicate or present such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders or other owner of an equity interest therein for breach of any fiduciary or duty of loyalty by reason of the fact that the Significant Stockholder or any Affiliated Company thereof pursues or acquires such corporate opportunity for itself or the Significant Stockholder or any of its Affiliated Companies or any officer or director thereof (even if such officer or director is also an officer or director of the Corporation) directs such corporate opportunity to another person or does not present such corporate opportunity to the Corporation.

(2) For the purposes of this Article NINTH, “corporate opportunities” shall include, but not be limited to, business opportunities which the Corporation is financially able to undertake, which are, from their nature, in the line of the Corporation’s business, are of practical advantage to it and are ones in which the Corporation has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of a Significant Stockholder or any Affiliated Company or its officers or directors, will be brought into conflict with that of the Corporation.

(3) If any agreement, arrangement or transaction between the Corporation and a Significant Stockholder and any Affiliated Company involves a corporate opportunity and is approved in accordance with the procedures set forth in paragraph (B) of this Article NINTH, the officers and directors of the Corporation, the Significant Stockholder and any Affiliated Company and their officers and directors shall (even if such officers and directors are also directors of the Corporation) also for the purposes of this Article NINTH and the other provisions of this Certificate of Incorporation and the provisions of the By-laws (a) have fully satisfied and fulfilled their fiduciary duties to the Corporation and its stockholders or other owner of an equity interest therein, (b) be deemed to have acted in good faith and in a manner such persons reasonably believe to be in and not opposed to the best interests of the Corporation and (c) be deemed not to have breathed their duties of loyalty to the Corporation and its stockholders or other owner of an equity interest therein and not to have derived an improper personal benefit therefrom. Any such agreement, arrangement or transaction involving a corporate opportunity not so approved shall not by reason thereof result in any such breach of any fiduciary duty or duty of loyalty or failure to act in good faith or in the best interests of the Corporation or derivation of any improper personal benefit, but shall be governed by the other provisions of this Article NINTH, this Certificate of Incorporation, the Bylaws, the DGCL and other applicable law.

D. Modification. No alteration, amendment or repeal of any provision of this Article NINTH shall terminate the effect of such provisions or eliminate or reduce the effect of this Article NINTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article NINTH, would accrue or arise, prior to such alteration, amendment or repeal.

E. For purposes of this Article NINTH, “Affiliated Company” shall mean in respect of any Significant Stockholder any company which controls, is controlled by or is under common control with such Significant Stockholder (other than the Corporation and any company that is controlled by the Corporation) and in respect of the Corporation shall mean any company controlled by the Corporation.

TENTH: The books of the Corporation may be kept (subject to any provision contained in the DGCL or other applicable statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ELEVENTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, in a summary way, on the application of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case maybe, to be summoned in such manner as said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

TWELFTH: Bylaw Amendments. The Bylaws of the Corporation may be adopted, consistent with law and the provisions of this Certificate of

Incorporation (including any Preferred Stock Designation), and once adopted, any Bylaw may be altered or repealed by: (1) the affirmative vote of at least a majority of the members of the Board of Directors then in office, or (2) the affirmative vote of at least a majority of the voting power of the Voting Stock, provided that any adoption, alteration or repeal of a Bylaw by the Board of Directors, if such adoption, alteration or repeal would be inconsistent with the provisions of any Stockholder Agreement, shall require such approval, if any, as shall be required by the terms of such Stockholder Agreement.

THIRTEENTH:

A. General Right to Amend Certificate of Incorporation.

(1) Subject to the provisions of any Stockholder Agreement, the Corporation hereby reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and to add thereto any other provision authorized by the laws of the state of Delaware at the time in force, and except as may otherwise be explicitly provided by any provision of this Certificate of Incorporation, all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or officers of the Corporation or any other person whomsoever by and pursuant to this Certificate of Incorporation in its present form, or as hereafter amended, are granted subject to the right reserved in this paragraph (A)(1).

(2) Subject to the provisions of paragraph (B) below, the provisions of any Stockholder Agreement and the rights of the holders of Preferred Stock, the provisions of this Certificate of Incorporation may only be altered, amended or repealed, and any inconsistent provision adopted, with such action (if any) of the Board of Directors as is provided by law, and in addition to any other vote of stockholders (if any) required by law, and notwithstanding that a lower vote (or a no vote) of stockholders otherwise would be required, by the approval of at least a majority of the voting power of all Voting Stock; provided, however, that the provisions of Articles NINTH and TWELFTH may be amended only with the approval of at least eight percent (80%) of the voting power of all Voting Stock.

B. Amendment of this Article. Subject to the provisions of any Stockholder Agreement, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all Voting Stock shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this Article THIRTEENTH.

FOURTEENTH: The Corporation shall have perpetual existence.

FIFTEENTH: For purposes of this Certificate of Incorporation, the following definitions shall apply:

(1) “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that neither the Corporation nor any of its Controlled Affiliates shall be deemed to be a Subsidiary or Affiliate of any Person who is or becomes a party to a Stockholder Agreement solely by virtue of the Beneficial Ownership by such Person of Capital Stock, the election of Directors nominated by such Person to the Board, the election of any other Directors nominated by the Board or any other action taken by such Person which is expressly permitted under a Stockholder Agreement, in each case in accordance with the terms and conditions of, and subject to the limitations and restrictions set forth on such Person in, such Stockholder Agreement (and irrespective of the characteristics of the aforesaid relationships and actions under applicable law or accounting principles)

(2) “Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the Commission under the Securities Exchange Act of 1934, as amended; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing), except that in no event will any Person who is or becomes a party to a Stockholder Agreement be deemed to Beneficially Own any securities which it has the right to acquire pursuant to any Stockholder Agreement unless, and then only to the extent that, it shall have actually exercised such right. For purposes of this Agreement, a Person shall be deemed to Beneficially Own any securities Beneficially Owned by its Affiliates (including as Affiliates for this purpose its officers and directors only to the extent they would be Affiliates solely by reason of their equity interest) or any Group of which such Person or any such Affiliate is or becomes a member; provided, however, that securities Beneficially Owned by any Person shall not include any Voting Securities or other securities held by such Person and its Controlled Affiliates in trust, managed, brokerage, custodial, nominee or other customer accounts; in trading, inventory, lending or similar accounts of such Person and Controlled Affiliates of such Person which are broker-dealers or otherwise engaged in the securities business; or in pooled investment vehicles sponsored, managed and/or advised or subadvised by such Person and its Controlled Affiliates except, if they Beneficially Own more than 25% of the ownership interests in a pooled investment vehicle, to the extent of their ownership interests therein; provided that in each case, such securities were acquired in the ordinary course of business of their securities business and not with the intent or purpose of influencing control of the Corporation or avoiding the provisions hereof or of any Stockholder Agreement. The term “Beneficially Own” shall have a correlative meaning.

(3) “Capital Stock” means any and all shares (however designated, whether voting or non-voting) of capital stock issued by the Corporation.

(4) “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means, or otherwise to control such Person within the meaning of such term as used in Rule 405 under the Securities Act of 1933, as amended. For purposes of this definition, a general partner or managing member of a Person shall always be considered to control such Person provided, however, that a Person shall not be treated as having any control over any collective investment vehicle to which it provides services unless it or an Affiliate has a proprietary economic interest exceeding 25% of the equity interest in such collective investment vehicle.

(5) “Controlled Affiliate” of any Person means a Person that is directly or indirectly controlled by such other Person.

(6) each reference to a “person” shall be deemed to include not only a natural person, but also a corporation, partnership, joint venture, association or legal entity of any kind; each reference to a “natural person” (or to a “record holder” of shares, if a natural person) shall be deemed to include, in his, her or its representative capacity, a guardian, committee, executor, administrator or other legal representative of such natural person or record holder;

(7) “Significant Stockholder” shall mean a person who is a party to a Stockholder Agreement and who Beneficially Owns more than twenty percent (20%) of the Voting Stock.

(8) “Stockholder Agreement” shall mean any agreement to which the Corporation and a holder of Capital Stock is a party that is in effect on the date of issuance of the initial shares of Series A Participating Preferred Stock of the Corporation and that relates to the voting of shares of capital stock by such holder;

(9) “Subsidiary” shall mean, as to any person or entity, a corporation, part ownership, joint venture, association or other entity in which such person or entity beneficially owns (directly or indirectly) fifty percent (50%) or more of the Voting Stock or outstanding voting power, partnership interests or similar voting interests; and

(10) “Voting Stock” shall mean the then outstanding shares of Capital Stock of the Corporation entitled to vote generally on the election of directors and shall exclude any class or series of capital stock of the Corporation only entitled to vote in the event of dividend arrearages or any default under any provision of such series thereon, whether or not at the time of determination there are any such dividend arrearages or defaults.

IN WITNESS WHEREOF, this Certificate of Incorporation which restates, integrate and amends the provisions of the Original Certificate of Incorporation of the Corporation, and which has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, has been executed by an authorized officer of the Corporation this 27th day of September, 2006.

NEW BLACKROCK, INC.

By:	/s/ Daniel Waltcher
	Name:	Daniel Waltcher
	Title:	Managing Director and Deputy General Counsel